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                                                                     EXHIBIT 3.1
                         CERTIFICATE OF INCORPORATION

                                      OF

                    GENERAL AMERICAN RAILCAR CORPORATION II


     FIRST:    The name of the corporation is General American Railcar
Corporation II (the "Corporation").

     SECOND:   The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

     THIRD:    The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in the following business and financial activities:

     (a)  Leasing railroad cars pursuant to one or more leases;

     (b) Subleasing such leased railroad cars pursuant to subleases with customers;

     (c)  Maintaining insurance for such leased railroad cars;

     (d) Preserving, exercising and enforcing rights of the Corporation under any applicable agreements;

     (e) Applying funds and making payments in accordance with any applicable agreements; and

     (f) Engaging in any activity and exercising any powers permitted to corporations under the laws of the State of Delaware that are related or incidental to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

     FOURTH:   The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value one dollar ($1.00) per share (the "Common Stock").

     (a)  Common Stock

          (i) Except as otherwise expressly provided by law, all voting rights shall be vested in the holders of the Common Stock, and at each meeting of the stockholders

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          of the Corporation, each holder of Common Stock shall be entitled to one vote for each share on each matter to come before the meeting.

          (ii) Dividends may be declared upon and paid to the holders of the Common Stock as the Board of Directors shall determine, provided that such dividends shall be in accordance with all duly executed agreements to which the Corporation is a party.

          (iii) In the event of voluntary or involuntary liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets of the Corporation.

     (b)  Vote Required in Certain Events

          Without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including, without limitation, the affirmative vote of the directors required by Article SIXTH of this Certificate of Incorporation, and (ii) the affirmative vote of the holders of 100% of the Common Stock outstanding, the Corporation shall not amend either this Article FOURTH(b), Article THIRD, Article SIXTH, Article NINTH, Article TENTH(a) or (b) or Article TWELFTH of this Certificate of Incorporation; provided that if there is no director required by Article SIXTH of this Certificate of Incorporation then in office and acting, a vote upon any matter set forth in this Article FOURTH(b) shall not be taken unless and until a successor director, meeting the requirements of Article SIXTH of this Certificate of Incorporation, shall have been elected.

     FIFTH:    The name and mailing address of the sole incorporator are as follows:

     Name                         Mailing Address
     ----                         ---------------
     Courtney A. Wilson           c/o Vedder, Price, Kaufman & Kammholz
                                  222 North LaSalle Street
                                  Chicago, Illinois  60601

     SIXTH: (a) All corporate powers shall be exercised by the Board of Directors, except as provided by statute or by this Certificate of Incorporation.

     (b) At any given time, each of at least two directors of the Corporation shall be an individual who is not, and never was, (1) a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director, in such person's capacity as such director, required by this Article SIXTH, or in such person's capacity as a director of any other direct or indirect subsidiary of a direct or ultimate parent of the Corporation which subsidiary is organized solely for

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limited purposes similar to those enumerated in Article THIRD hereof and which conducts its affairs subject to the same conditions enumerated in Article TENTH hereof (any such other subsidiary being hereinafter referred to as a "special purpose subsidiary")) in any form whatsoever from, or any person that has provided any service (excluding, however, any service provided by the director, in such person's capacity as such director, required by this Article SIXTH, or in such person's capacity as a director of any other special purpose subsidiary) in any form whatever to, GATX Corporation or any of its affiliates or associates, or (2) any person owning beneficially, directly or indirectly, any outstanding shares of common stock of GATX Corporation or any of its affiliates, or a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director, in such person's capacity as such director, required by this Article SIXTH, or in such person's capacity as a director of any other special purpose subsidiary) in any form whatever from, or any person that has provided any service (excluding, however, any service provided by the director, in such person's capacity as such director, required by this Article SIXTH, or in such person's capacity as a director of any other special purpose subsidiary) in any form whatever to, such beneficial owner or any such beneficial owner's affiliates or associates.

     (c) No director serving pursuant to the requirements of this Article SIXTH shall, with regard to any act, or failure to act, in connection with any matter referred to in Article NINTH, owe a fiduciary duty or other obligation to the stockholders (except as may be specifically required by the statutory law of any applicable jurisdiction); instead, such director's fiduciary duty and other obligations with regard to such act, or failure to act, in connection with any matter referred to in Article NINTH shall be owed to the Corporation, including, without limitation, the creditors of the Corporation. Every stockholder shall be deemed to have consented to the foregoing by virtue of such stockholder's purchase of shares of capital stock of the Corporation, no further act or deed of any stockholder being required to evidence such consent.

     (d) As used in this Article SIXTH, the term "person" means a natural person, corporation or other entity, government, or political subdivision, agency or instrumentality of a government; an "affiliate" of a person is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, or owns, directly or indirectly, 50% or more of, the person specified; and the term "associate," when used to indicate a relationship with any person, means (1) a corporation or organization of which such person is an officer, director or partner, or is directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

     SEVENTH:  The Corporation shall have perpetual existence.

     EIGHTH:   Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the By-laws or, if not so designated or provided, at the registered office of the Corporation in the State of Delaware.

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Elections of directors need not be by ballot unless and except to the extent that the By-laws so provide. The books of the Corporation may be kept (subject to any provision contained in any applicable statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     NINTH:    The Corporation shall not, without the affirmative vote of 100%
of the members of the Board of Directors of the Corporation, including the affirmative vote of the directors required by Article SIXTH of this Certificate of Incorporation, make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation; provided that if there shall not be the directors required by Article SIXTH of this Certificate of Incorporation then in office and acting, a vote upon any matter set forth in this Article NINTH shall not be taken unless and until directors meeting the requirements of Article SIXTH of this Certificate of Incorporation shall have been elected.

     TENTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized:

     (a) To make, alter, amend or repeal the By-laws of the Corporation, except that such By-laws or any alteration, amendment or repeal thereof shall not in any manner impair, nor impair the intent of Article THIRD, Article FOURTH(b), Article SIXTH, Article NINTH, this Article TENTH(a), Article TENTH(b) or Article TWELFTH of this Certificate of Incorporation.

     (b) By a majority of the Board of Directors, to designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the

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     Certificate of Incorporation, to authorize or take any action described in
     Article THIRD, Article FOURTH(b), Article SIXTH, Article NINTH, Article TENTH(a) and (b) or Article TWELFTH, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the By-laws of the Corporation; and, unless the resolution or By-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     In addition to the foregoing, the Corporation shall conduct its affairs in the following manner: (i) the Corporation's funds and other assets will be identifiable and will not be commingled with those of any direct or ultimate parent of the Corporation or any subsidiary or affiliate of any such parent except for any temporary commingling of collections from customers paid to appropriately designated lockbox accounts; (ii) the Corporation will maintain separate bank accounts, corporate records and books of account from those of any direct or ultimate parent of the Corporation or any subsidiary or affiliate of any such parent; (iii) the Corporation will pay from its funds and assets all obligations and indebtedness incurred by it; and (iv) the Corporation will maintain an arms' length relationship with any direct or ultimate parent of the Corporation or any subsidiary or affiliate of any such parent.

     ELEVENTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article ELEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     TWELFTH: Except as set forth in Article FOURTH(b), the Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

                          [SIGNATURE PAGE TO FOLLOW]

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     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, as amended, do make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and that I have accordingly hereunto signed my signature this 8th day of July, 1998



                                         /s/ Courtney A. Wilson
                                         Sole Incorporator

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